Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER 2012 AND 2012 OUTLOOK

FOSTER CITY, CA – November 9, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter and for the nine months ended September 30, 2012. In the third quarter, ZADAXIN® sales continued to perform well, with 12% revenue increase in the quarter and 22% increase year to date compared to the prior year, and, combined with revenue from other marketed products, driving our overall company revenue growth of 9% in the quarter and 30% year-to-date.

“While we are pleased with ZADAXIN’s continued growth and believe there is significant opportunity for strong growth long term with this key product, there are several internal and external factors affecting our short term revenue in the China market, which we are addressing,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer.

“Externally, while the China pharmaceuticals market is predicted to grow at a rate of 15% or more annually, and demand for high quality products remains high, the Chinese government is implementing measures to contain healthcare costs. Relative to the recently announced 18% national price reduction of ZADAXIN, we were able to negotiate a favorable outcome with our importer that resulted in less than a 5% revenue impact on our company. This was a very favorable outcome for us, but we believe the prolonged uncertainty of the pricing issue had a dampening effect on ZADAXIN sales to the hospital pharmacies. Internally, while there are important strategic benefits of the NovaMed acquisition, we are disappointed that the overall business has under-performed. We have taken expedient action to identify and address issues across our China organization, some of which may have affected ZADAXIN sales to the hospital pharmacies, and to put strategies in place designed to strengthen our business and improve our financial performance in subsequent quarters. We believe these actions will have a positive, long-term effect on our business and re-establish our company on a sustainable growth trajectory.”

Comparable periods in 2011 referred to in this press release include the financial results of NovaMed Pharmaceuticals, Inc. (NovaMed) only for the period subsequent to our acquisition of NovaMed on April 18, 2011.

NovaMed Acquisition

We acquired NovaMed on April 18, 2011. The acquisition increased our portfolio of commercial and development-stage products through exclusive licensing and product service agreements with a number of leading pharmaceutical companies. However, although revenues from the NovaMed business have grown since the acquisition, and are expected to continue to grow in the fourth quarter, overall revenue growth and profitability have not met our expectations at the time of the acquisition. For the three and nine months ended September 30, 2012, we recognized a one-time non-cash impairment loss of approximately $42.7 million to fully write down the value of the Company’s promotion and distribution contract rights intangible assets recorded as part of the acquisition of NovaMed as the undiscounted cash flows estimated to be generated by those assets were less than the carrying amounts of those assets. We also recorded a non-cash net tax benefit related to NovaMed of approximately $6.8 million, primarily due to the impairment of intangible assets, which resulted in reversal of related deferred tax liabilities, and the impact of recording a full valuation allowance on any remaining NovaMed deferred tax assets.

The terms of our acquisition of NovaMed provided for the contingent consideration of up to an additional $43.0 million in earn-out payments upon the successful achievement of revenue and earnings targets. We re-measure the fair value of the contingent consideration each quarter, which resulted in a non-cash gain of $12.8 million for the third quarter of 2012, compared to a gain of $2.2 million for the same period in the prior year. The significant reduction in the valuation of the contingent consideration expense during the third quarter of 2012 was primarily related to the decrease in the estimated probability of achieving targets relating to NovaMed’s product distribution agreements, including in particular the renewal of the Depakine services agreement with Sanofi for a five-year term. We are currently negotiating an extension of that agreement, but believe that any initial extension will be for less than a five-year term. For the nine months ended September 30, 2012, contingent consideration gain was $14.9 million, compared with $1.4 million for the same period last year.

SciClone reported that revenues increased by 9% for the quarter ended September 30, 2012, to $40.7 million, compared to revenues for the same period in the prior year of $37.4 million. Revenues increased by 30% for the nine months ended September 30, 2012, to $120.1 million, compared to revenues for the same period in the prior year of $92.2 million.

The importers and distributors who are our customers tend to purchase infrequent large orders of ZADAXIN inventory to facilitate their distribution and sale to Chinese hospital pharmacies. The timing of infrequent large orders may significantly affect the ZADAXIN channel inventory levels and may cause fluctuations to our reported sales and profitability for each quarterly period.

Financial Results

During the third quarter and particularly in September 2012, we believe that there was a significant increase in ZADAXIN channel inventory levels. We believe the overall market for thymalfasin has continued to grow, but that our strategy of increasing demand for ZADAXIN through various measures, including the expansion of our ZADAXIN sales force, has not led to increased demand during 2012 for ZADAXIN in the hospital pharmacies. We continue to believe that we can increase penetration in the market and grow demand for ZADAXIN. During the nine months ended September 30, 2012, we believe that our sales to our customers have exceeded the pace at which our customers have been able to sell ZADAXIN through to other parties, primarily hospital pharmacies. For the six months ended June 30, 2012, we believe that the levels of ZADAXIN channel inventory grew moderately. For the three months ended September 30, 2012, we believe that the levels of ZADAXIN channel inventory grew significantly. We believe that approximately $14 million of our revenue recognized in the three months ended September 30, 2012 related to the increase of ZADAXIN channel inventory levels at our customers in China.

The increase in revenues in the third quarter and year to date was also affected by the inclusion of the NovaMed primary care and oncology business revenues since the date of the acquisition. For the third quarter ending September 30, 2012, ZADAXIN revenues increased 12% to $31.2 million compared to revenues for the same period in the prior year of $27.9 million, and revenues attributable to the primary care and oncology product lines were $9.5 million for both quarters ended September 30, 2012 and 2011. For the nine months ended September 30, 2012, ZADAXIN revenues increased 22% to $91.4 million compared to revenues for the same period in the prior year of $75.0 million, and revenues attributable to the primary care and oncology product lines increased 67% to $28.7 million, compared to revenues for the same period in the prior year of $17.2 million.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2011, the revenues for the quarter and nine months ended September 30, 2012 of $40.7 million and $120.1 million would have been compared to $37.4 million and $100.2 million, an increase of $3.3 million or 9% and $19.9 million or 20%, respectively.

On a GAAP basis, SciClone’s net loss for the third quarter of 2012 was $13.5 million, compared with net income of $10.2 million for the same period in the prior year, or a net loss of $0.24 per share on both a basic and diluted basis for the three months ended September 30, 2012, compared with a net gain of $0.18 and $0.17 per share on a basic and diluted basis, respectively, for the same period in the prior year. The loss was due to a one-time, non-cash impairment charge of approximately $42.7 million, offset in part by certain non-cash gains, which related to our NovaMed acquisition. For the nine months ended September 30, 2012, SciClone reported net income of $5.8 million, compared with $16.1 million for the same period in the prior year, or $0.10 per share on both a basic and diluted basis, compared with $0.30 and $0.28 per share on a basic and diluted basis, respectively, for the same period in the prior year.

SciClone’s non-GAAP net income for the third quarter of 2012 was $11.7 million, compared with non-GAAP income of $9.8 million for the same period of last year, or $0.21 and $0.20 per share on a basic and diluted basis, respectively, for the three months ended September 30, 2012, and $0.17 and $0.16 per share on a basic and diluted basis, respectively, for the three months ended September 30, 2011. For the nine months ended September 30, 2012, SciClone’s non-GAAP net income was $32.7 million, compared with non-GAAP income of $22.2 million for the same period of last year, or $0.57 and $0.55 per share on a basic and diluted basis for the nine months ended September 30, 2012, respectively, compared to $0.41 and $0.39 per share on a basic and diluted basis, respectively, for the same period of last year.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Sales and marketing expenses for the third quarter of 2012 were $17.0 million, compared with $15.2 million for the same period in the prior year. The increase of $1.8 million was primarily a result of the additional expansion in China by approximately 130 sales, marketing, and sales support representatives since last year, which significantly expanded SciClone’s sales and marketing capabilities. The Company now has a combined sales organization comprised of approximately 850 sales and marketing focused professionals in China. For the nine months ended September 30, 2012, sales and marketing expenses were $52.4 million, compared with $33.3 million, for the same period last year.

Research and development (R&D) expenses for the third quarter of 2012 totaled $0.9 million, compared with $3.0 million for the same period in the prior year. Following the Company’s announcement on March 2, 2012 regarding the futility of our SCV-07 clinical development program in oral mucositis, the Company has reduced its future US-based clinical development expenses this year and expects further substantial decreases in R&D expenses in 2013. For the nine months ended September 30, 2012, research and development expenses were $5.8 million, compared with $9.2 million, for the same period last year.

General and administrative expenses for the third quarter of 2012 were $5.7 million, compared with $5.2 million for the same period in the prior year. The increase in 2012 was primarily due to higher professional expenses related to legal, accounting and tax matters. For the nine months ended September 30, 2012, general and administrative expenses were $14.1 million, compared with $19.4 million, for the same period last year.

At September 30, 2012, cash and cash equivalents, restricted cash, and investments totaled $89.2 million, compared with $67.0 million at December 31, 2011. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by $18.5 million used in the nine months ended September 30, 2012 for the repurchase of SciClone stock.

We concluded that certain deficiencies in the design and operation of internal controls primarily related to a NovaMed product represented, in aggregate, a material weakness. We have taken steps to correct that material weakness in the fourth quarter and additional information on the material weakness is contained in the company’s Form 10-Q which will be filed on November 9, 2012.

Revised Financial Outlook for 2012

Since the acquisition of NovaMed, we have put strategies in place designed to expand and strengthen our sales and marketing infrastructure in China, with the goal of meeting the growing demand for pharmaceuticals in the China market. The expansion of our sales force, with the addition of more than 130 sales, marketing, and sales support representatives since last year, and organization of the sales force into business units focusing on ZADAXIN, primary care and oncology, were consistent with this goal. We believe that these strategies had a positive effect on our business in the year following the acquisition. However, we believe that several developments in the third quarter of 2012 had, or may yet have, material impacts on the growth rate of our business in China and the Company’s financial results in the second half of 2012. These developments pertain to: a reduction in the retail price for ZADAXIN and other products which we believe had been anticipated by the market but occurred later in the year than expected; the channel inventory and sales growth of ZADAXIN; NovaMed acquisition matters, including our licensing and product services agreements with third parties and contingent consideration remeasurement; internal control issues primarily within the NovaMed organization; and management turnover. These issues are discussed in detail in the Management Discussion and Analysis section of the company’s Form 10-Q filed on November 9, 2012.

We believe that these and other factors contributed to the increase in channel inventory, and due to that increase SciClone is revising down its anticipated 2012 revenues to be between $152 and $157 million, from previously anticipated revenues of between $165 and $170 million. The Company is also revising its previously anticipated non-GAAP earnings per share for the full year 2012 to be between $0.62 and $0.68 from the previously anticipated range of between $0.72 and $0.78. The Company is revising up the anticipated year-end cash, restricted cash and investments balances to greater than $90 million from previously anticipated cash balances of greater than $85 million, excluding the cash impact of any future repurchase of common stock from its share repurchase program.

Increase in Share Repurchase Plan Reserve

Our Board of Directors approved an increase in our reserve for our share repurchase program of $10.0 million. We have been repurchasing our stock over the last several quarters as the Board believes such purchases are in the interest of all of our stockholders. The balance of the reserve as of the date of this press release is $16.2 million.

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	877 261 8992 (U.S./Canada)
847 619 6548 (International)
Passcode: 33695874

REPLAY:	888-843-7419 (U.S./Canada)
630-652-3042 (International)
Passcode: 33695874
(Replay available from Friday, November 9, 2012, at 11:00 am ET until 11:59 pm ET on Wednesday, November 14, 2012)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including further pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the effect of management changes and turnover in our China operations; the potential effect over the coming quarters of increased channel inventory, the dependence on third-party license, promotion or distribution agreements including the need to renew such agreements or end arrangements that we do not believe are beneficial; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2012	2011	2012	2011
Net revenues:
Product sales	$32,130	$30,433	$95,596	$79,484
Promotion services	8,556	6,992	24,546	12,711

Total revenues, net	40,686	37,425	120,142	92,195
Operating expenses:
Cost of product sales	5,475	5,024	15,631	13,301
Sales and marketing	17,042	15,222	52,371	33,311
Amortization of acquired intangible assets, related to sales and marketing	879	858	2,645	1,572
Research and development	864	3,035	5,750	9,235
General and administrative	5,673	5,202	14,089	19,419
Intangible asset impairment	42,728	—	42,728	—
Contingent consideration	(12,773)	(2,231)	(14,860)	(1,423)

Total operating expenses	59,888	27,110	118,354	75,415

Income from operations	(19,202)	10,315	1,788	16,780
Non-operating income (expense):
Interest income	28	15	73	48
Interest expense	(57)	(49)	(167)	(159)
Other (expense) income, net	(7)	(5)	(22)	6

Income (loss) before provision for income tax	(19,238)	10,276	1,672	16,675
(Benefit) provision for income tax	(5,696)	46	(4,085)	613

Net income (loss)	$(13,542)	$10,230	$5,757	$16,062

Basic net income (loss) per share	$(0.24)	$0.18	$0.10	$0.30
Diluted net income (loss) per share	$(0.24)	$0.17	$0.10	$0.28
Weighted average shares used in computing:
Basic net income (loss) per share	56,617	58,331	57,184	54,044
Diluted net income (loss) per share	56,617	60,437	59,161	56,426

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
GAAP net income (loss)	$(13,542)	$10,230	$5,757	$16,062
Non-GAAP adjustments:
Employee stock-based compensation	1,163	881	3,199	2,130
Amortization of acquired intangible assets	879	858	2,645	1,572
Intangible assets impairment	42,728	—	42,728	—
Contingent consideration	(12,773)	(2,231)	(14,860)	(1,423)
Net tax benefit related to NovaMed deferred tax assets and liabilities	(6,800)	—	(6,800)	—
Acquisition related costs	—	28	—	3,810

Non-GAAP net income	$11,655	$9,766	$32,669	$22,151

Non-GAAP basic net income per share	$0.21	$0.17	$0.57	$0.41
Non-GAAP diluted net income per share	$0.20	$0.16	$0.55	$0.39
Weighted average shares used in computing:
Non-GAAP basic net income per share	56,617	58,331	57,184	54,044
Non-GAAP diluted net income per share	58,289	60,437	59,161	56,426

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income (loss) and net income (loss) per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Intangible assets impairment. We recorded a one-time non-cash impairment loss to fully write-down the intangible assets acquired in connection with the acquisition of NovaMed. The impairment loss on these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Net tax benefit related to NovaMed deferred tax assets and liabilities. We recorded a non-cash net tax benefit related to NovaMed, primarily due to the impairment of intangible assets, which resulted in reversal of related deferred tax liabilities, and the impact of recording a full valuation allowance on any remaining NovaMed deferred tax assets.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2012	December 31, 2011
Cash and investments	$86,543	$66,654
Restricted cash and investments	2,674	364
Accounts receivable	36,974	42,226
Inventories	6,199	8,813
Intangible assets, net	—	45,185
Goodwill	32,135	31,973
Total assets	167,871	200,326
Total current liabilities	22,972	25,284
Contingent consideration	562	15,400
Deferred tax liabilities	—	8,715
Borrowing on line of credit	—	2,500
Total shareholders’ equity	144,630	150,458